Exhibit 10.4


                                        As of December 1, 1997


First Union National Bank
205 Church Street
New Haven, CT  06510

Gentlemen:

      This letter sets forth our agreements with respect to the obligations described below of Farmstead Telephone Group, Inc. (the "Borrower") and Farmstead Asset Management Services, LLC (the "Guarantor") to First Union National Bank (successor-in-interest to Affiliated Business Credit Corporation) ("First Union").

      The Borrower acknowledges that it is unconditionally indebted to First Union with respect to the revolving loan (the "Revolving Loan") extended by First Union to Borrower in the original principal amount of up to $3,500,000 which is evidenced by, among other things, a Commercial Revolving Loan and Security Agreement dated June 5, 1995, as amended by letter agreements between Borrower and First Union dated March 11, 1996, May 1, 1996, September 6, 1996 and as of May 30, 1997 (collectively, the "Loan Agreement") and a $3,500,000 Third Amended and Restated Revolving Promissory Note dated June 6, 1997 (the "Third Amended and Restated Revolving Promissory Note"), the current principal balance of which as of November 30, 1997 is $1,999,180.66, plus interest accrued and accruing thereon and costs and expenses of collection, including without limitation, attorneys' fees (collectively, the "Indebtedness"). Additionally, the Borrower acknowledges that it has no defense, offset, counterclaim or right of recoupment to its obligations with respect to the Indebtedness and further that it has no other claim whatsoever against First Union (whether arising in contract, tort or otherwise) with respect to the Indebtedness or any other matter whatsoever.

      All indebtedness, liabilities and obligations of the Borrower to First Union, whenever and however arising, including without limitation, the obligations arising under the Loan Agreement and the Third Amended and Restated Revolving Promissory Note, have been unconditionally, jointly and severally guaranteed by the Guarantor pursuant to a Guaranty Agreement dated March 11, 1996 (the "Guaranty"). The Guarantor acknowledges that it has no defense, offset, counterclaim or right of recoupment to its obligations with respect to the Guaranty and further that it has no other claim whatsoever against First Union (whether arising in contract, tort or otherwise) with respect to the Guaranty or any other matter whatsoever.

      The Borrower and the Guarantor (collectively, the "Obligors") have requested that First Union (the "Accommodations") (a) consent to Borrower's sale ("Sale"), pursuant to a certain Purchase and Sale Agreement dated as of October 1, 1997 among Borrower, Guarantor, FTG Venture Corporation and FAMS, L.L.C. (the "Buyer"), of Borrower's entire

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ownership interest in the Guarantor, (b) release Guarantor's obligations pursuant to the Guaranty, (c) release its lien security interest in the assets of the Guarantor granted pursuant to that certain Security Agreement dated March 11, 1997 (the "Security Agreement"), and (d) waive Borrower's default of the tangible net worth covenant set forth in the Loan Agreement. Capitalized terms used herein that are not defined herein have the meanings ascribed to them in the Loan Agreement.

      First Union has agreed to extend the Accommodations but only on the following terms and conditions:

      1. As an inducement to and in consideration of First Union's agreements contained herein, the Obligors represent, warrant and acknowledge to First Union that (a) all representations and warranties contained in the Loan Agreement and in the other documents executed in connection with the Indebtedness (collectively, including without limitation the Loan Agreement, the "Loan Documents") are true and correct on and as of the date hereof and are incorporated herein by reference and hereby remade; (b) the resolutions previously adopted by the Board of Directors of the Borrower and the members of the Guarantor and provided to First Union have not in any way been rescinded or modified and are now in full force and effect, except to the extent that they have been modified or supplemented to authorize this Agreement and the transactions described herein; (c) except as expressly waived herein, no event of default has occurred or is continuing under any of the Loan Documents and no condition exists which would constitute an event of default thereunder but for the giving of notice or passage of time, or both; and (d) the consummation of the transactions contemplated hereby is not prevented or limited by, nor does it conflict with or result in a breach of the terms, conditions or provisions of, any evidence of indebtedness, agreement or instrument of whatever nature to which either the Borrower or the Guarantor is a party or by which either of them is bound, does not constitute a default under any of the foregoing, and does not violate any federal, state or local law, regulation or order of any court or agency which is binding upon the Borrower or the Guarantor.

      2.    The Loan Agreement is hereby amended as follows:

            (a) The definition of "Borrowing Base" is hereby deleted in its entirety and the following is substituted in lieu thereof:

            "Borrowing Base" shall mean an amount equal to the lesser of: (i) THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($3,500,000), or (ii) an amount equal to the aggregate of (1) seventy-five percent (75%) of Eligible Accounts (not including AT&T Coupons (as defined below)), plus (2) the lesser of (A) ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000), or (B) fifty percent (50%) of the amount due to Borrower from American Telephone & Telegraph Company ("AT&T") in connection with the coupons issued in the so-called SPIRIT Communications System Class Action Settlement ("AT&T Coupons") (it being expressly agreed and understood that only the amount by which AT&T's obligations with respect to AT&T Coupons together with all accounts due from AT&T to Borrower

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            exceeds the then amount due from Borrower to AT&T shall be eligible pursuant to this subsection (2)(B)).".

            (b) Section 6.27 (Tangible Net Worth) is hereby deleted in its entirety and the following is substituted in lieu thereof:

            "Section 6.27 Tangible Net Worth. Permit its Tangible Net Worth to be less than $5,300,000 at December 30, 1997 and at any time thereafter. As used herein, "Tangible Net Worth" shall mean at any time the sum of (i) book value of total assets, minus (ii) total liabilities, minus (iii) all assets which are classified as intangible assets in accordance with generally accepted accounting principles, minus (iv) debt due from any shareholders of Borrower or other affiliates of Borrower, plus (v) all or any portion of that certain promissory note due from FAMS, L.L.C. in the original principal amount of $360,000 which is reserved against on the Borrower's books, plus (vi) all debt that has been subordinated to the Lender by express written agreement between the Lender and the holder of such debt."

            (c) Section 6.9 (Debt Service Coverage Ratio) is hereby deleted in its entirety and the following is substituted in lieu thereof:

            "6.29 Debt Service Coverage Ratio. At December 31, 1997 and at the end of each and every three (3) month period thereafter, permit its Debt Service Coverage Ratio for the immediately preceding three (3) month period to be less than 1.2 to 1.0. As used herein, "Debt Service Coverage Ratio" shall mean that quotient equal to: (a) the sum of (i) earnings before interest and income tax expense plus depreciation and amortization during such three (3) month period, plus (ii) the amount of increases to debt that has been subordinated to the Lender by express written agreement between the Lender and the holder of such debt during such three (3) month period, plus (iii) unrestricted cash proceeds of additional equity received during such three (3) month period, minus (iii) all unfinanced expenditures of cash for the purchase of capital assets during such three (3) month period, minus (iv) distributions to Borrower's shareholders during such three (3) month period, plus/minus (v) undistributed income/loss of unconsolidated subsidiaries and/or affiliates during such three (3) month period, minus (vi) reductions during such three (3) month period (by virtue of the payment of dividends, redemptions or otherwise) in any equity, divided by (b) the sum of (i) the scheduled repayment of long term indebtedness paid during such preceding three (3) month period, including but not limited to, amounts paid during such preceding three (3) month period under capital leases, plus (ii) interest expensed during such preceding three (3) month period."

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      3.    Contemporaneously herewith, $40,000 (which represents the entire cash payment paid by the Buyer in connection with the Sale) shall be applied by the Borrower to reduce the outstanding principal balance of the Revolving Loan.

      4. Contemporaneously herewith, the Borrower shall execute and/or deliver to First Union (a) a Security and Pledge Agreement (together with the original security agreement and the original guaranty from Farmstead Asset Management Services LLC in favor of the Borrower), (b) an Allonge Endorsement (together with the original promissory note from the Buyer in favor of the Borrower), (c) an original amendment to the beneficiary designation of the letter of credit posted by the Buyer in favor of the Borrower (together with the original of such letter of credit), and (d) UCC-3 assignments, all of which shall be in form and content satisfactory to First Union.

      5. First Union hereby waives Section 6.27 (Tangible Net Worth) for the period ending September 30, 1997.

      6. Contemporaneously herewith, the Borrower shall pay to First Union a non-refundable fee of $2,500 which First Union may, in its sole discretion, charge to the Revolving Loan or any accounts of Borrower maintained with First Union.

      7. The Borrower acknowledges and agrees that all indebtedness, liabilities and obligations of the Borrower to First Union, including without limitation, the Indebtedness evidenced by the Third Amended and Restated Revolving Promissory Note, shall (except as set forth in the Intercreditor Agreements) continue to be secured by a first lien on and security interest in all of the Borrower's assets.

      8. This Agreement and the other Loan Documents constitute the entire understanding and agreement among the parties hereto and supersede any prior or contemporaneous oral understanding with respect to the subject matter hereof. Except as expressly modified herein, the Loan Documents remain unmodified and in full force and effect in accordance with their terms. To the extent that there is a conflict between this Agreement and the Loan Documents, the terms of this Agreement shall prevail.

      If the foregoing is in accordance with your agreement, please indicate the same by signing below.


WITNESSED:                            Very truly yours,

__________________________________    FARMSTEAD TELEPHONE GROUP, INC.

                                      By: /s/ Robert G. LaVigne
__________________________________        ------------------------------------
                                          Its Executive Vice President

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__________________________________    FARMSTEAD ASSET MANAGEMENT SERVICES, LLC


                                      By: /s/ Robert G. LaVigne
__________________________________        ------------------------------------
                                          Its Secretary


Reviewed and Agreed to:

FIRST UNION NATIONAL BANK

By: ______________________________
    Its

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